EXHIBIT 10.24

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

On December 12, 2006, the Board of Directors approved changes to the compensation to Board members who are not employees of the Company for services rendered as a director.  The compensation structure for fiscal 2006 and the revised compensation structure for fiscal 2007 are as follows:

	Fiscal 2007	Fiscal 2006
Annual Fee	$35,000	$25,000
Attendance at each Board of Directors meeting	$1,500	$1,250
Audit Committee Chairperson Annual Fee	$5,000	-
Audit Committee Chairperson Fee for each Audit Committee meeting attended	-	$1,000
Compensation Committee Chairperson Annual Fee	$5,000	-
Governance Committee Chairperson Annual Fee	$5,000	-
Coordinating Director Annual Fee	$7,500	-
Coordinating Director Fee for each Board of Directors meeting attended	-	$1,000
Attendance at a Committee Meeting on a date other than a regularly scheduled Board of Directors meeting	$1,250	$1,000
Stock Option Grant upon first joining the Board of Directors (1)	30,000 options	15,000 options
Annual Stock Option Grant (2)	7,500 options	7,500 options

(1)             Represents a one-time grant to new Directors of vested stock options under the terms of the Amended and Restated 1997 Non-Employee Director Stock Option Plan to acquire shares of common stock at a price equal to the fair market value on the date of approval of the grant by the Board of Directors.

(2)             Excludes new Directors receiving the initial one-time grant.  Represents vested stock options under the terms of the Amended and Restated 1997 Non-Employee Director Stock Option Plan to acquire shares of common stock at a price equal to the fair market value on the date of approval of the grant by the Board of Directors.